Exhibit 10.1

Transition and Amendment to Employment Agreement

This Transition and Amendment to Employment Agreement (the “Amendment”), dated June 11, 2019, is made by and between On Track Innovations Ltd. Company (the “Company”) and Mr. Shlomi Cohen Israeli I.D. Number 058905365 (the “Employee”).

Whereas	the parties entered into that certain Employment Agreement, dated August 2, 2015 (the “Agreement”); and

Whereas	the Company and the Employee contemplate a transition in the leadership team of the Company and accordingly have agreed to amend certain terms of the Agreement as set forth herein to reflect the anticipated changes, while keeping all other provisions as is;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, have agreed as follows:

1.	All capitalized terms used in this Amendment and not defined herein shall have the meaning assigned to such terms in the Agreement.

2.	The Employee will cease to serve as the Company’s Chief Executive Officer on December 31, 2019 but will continue to serve as a member of the Board of Directors of the Company. The Employee undertakes to assist in identifying, hiring and smooth transitioning the role of Company Chief Executive Officer to his successor. The Employee will be employed by the Company as the Chairman of the Board of Directors of the Company and shall provide additional services to the Company commencing on January 1, 2020.

3.	Notwithstanding Section 3.1 to the Agreement, the Agreement, as amended, may be terminated by either party, without cause, upon providing an advance three months notice. If the Employee ceases to be a director, it shall be deemed as if a termination notice was served to the Employee on the last date of his service as a director of the Company.

4.	Notwithstanding Section 4.3 to the Agreement, commencing on January 1, 2020, the Employee shall be entitled, to the extent and as long as such activity does not interfere with discharging his duties under the Agreement, as amended, to devote his business time to matters other than the Company.

5.	Section 1 to Appendix A of the Agreement shall be replaced with the following paragraph:

“Employee shall fulfill the managerial and other tasks assigned to him from time to time by the Company’s Board of Directors. The scope of Employee’s Employment shall be 40 hours a month.”

6.	Section 2 to Appendix A of the Agreement shall be replaced with the following paragraph:

“The Employee shall be entitled to a gross monthly salary of NIS 36,000 (the “Monthly Salary”), 10% of which will be considered as a consideration for Employee’s non-compete undertakings. The Monthly Salary shall be paid no later than the ninth day after the end of any calendar month. The Company may increase the Monthly Salary subject to the approvals required under applicable law. Salary evaluation will be conduct on an annual basis.”

7.	Section 11 to Appendix A of the Agreement shall be replaced with the following paragraph

“11. Annual Stock Option Awards

In addition to the options specified in Section 10 and without derogating thereof, during each calendar year staring on January 1, 2020, Employee may be awarded share options annually to promote retention and to incentivize the Employee to positively impact shareholder value over a time horizon greater than one year. The total number of options that may be issued to Employee in any calendar year may not exceed 50,000 options to purchase 50,000 Ordinary Shares of the Company, par value NIS 0.10 per share. The issuance of share option awards will be subject to the discretion and approval of both the Compensation Committee and the Board of Directors.

All options granted to the Employee shall be subject to the provision of the Company’s then applicable share option plan.”

8.	Section 12 to Appendix A (Annual Bonus Plan), shall be deleted.

9.	This Amendment will become effective subject to the approval of the shareholders meeting of the Company, as required under applicable law.

10.	Nothing in this Agreement shall derogate from the Employee rights accrued through December 31, 2019, including provisions made to pension and other funds as well as incentive securities granted to the Employee in his capacity as Chief Executive Officer of the Company.

11.	All other provisions of the Agreement not effected by that amendment shall continue in full force and effect with the necessary changes resulting from this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

/s/ James Scott Medford	/s/ Shlomi Cohen
On Track Innovations Ltd.	Shlomi Cohen

By: James Scott Medford
Title: Chairman of the Board